MOORE & ASSOCIATES, CHARTERED
 ACCOUNTANTS AND ADVISORS
 PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in Amendment No. 1 to the registration statement on Form SB-2 of Windy Creek Development Inc., of our report dated March 6, 2006 on our audit of the financial statements of Windy Creek Development Inc. as of December 31, 2004 and 2005, and the results of its operations and cash flows for the years ended December 31, 2004 and 2005 from inception November 8, 2001, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
April 4, 2006

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7511 Fax (702)253-7501